Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 of Patrick Industries, Inc. of our report dated April 2, 2007, except for the effects of the reclassification of discontinued operations as discussed in Note 3 as to which the date is April 14, 2009, relating to our audit of the consolidated financial statements for the year ended December 31, 2006 which appear in the Annual Report on Form 10-K of Patrick Industries, Inc. for the year ended December 31, 2008.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey & Pullen LLP

Elkhart, Indiana

June 25, 2009